EXHIBIT 2

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                               PURCHASE AGREEMENT


                                      among


                                    E.ON AG,

                            E.ON NORTH AMERICA, INC.,

                        E.ON INTERNATIONAL FINANCE B.V.,

                              FIDELIA CORPORATION,

                    VEBA ZWEITE VERWALTUNGSGESELLSCHAFT MBH,

                             TPG PARTNERS III, L.P.,

                               T(3)PARTNERS, L.P.,

                             T(3)PARTNERS II, L.P.,

                                       and

                             TPG WAFER HOLDINGS LLC


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                         Dated as of September 30, 2001


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ARTICLE I       Definitions.........................................2
         1.01.  Definitions.........................................2

ARTICLE II      Purchase and Sale of Shares and Notes...............9
         2.01.  Purchase and Sale of Notes..........................9
         2.02.  Purchase and Sale of Shares.........................9
         2.03.  The Closing........................................10
         2.04.  Closing Deliveries of Sellers......................10
         2.05.  Closing Deliveries of Buyer........................10
         2.06.  Performance Payment................................10

ARTICLE III     Representations, Warranties and
                Covenants of Sellers...............................12
         3.01.  Organization and Good Standing.....................12
         3.02.  Due Authorization; Enforceability..................12
         3.03.  Non-Contravention..................................13
         3.04.  Regulatory Approvals...............................13
         3.05.  Transactions with Affiliates.......................13
         3.06.  Existing Loan Agreements...........................13
         3.07.  Broker Fees........................................14
         3.08.  Litigation; Decrees................................14
         3.09.  Absence of Payments................................14

ARTICLE IV      Representations, Warranties
                and Covenants of the Shareholders..................15
         4.01.  Title to Shares....................................15

ARTICLE V       Representations, Warranties and
                Covenants of TPG and Buyer.........................15
         5.01.  Organization and Good Standing.....................15
         5.02.  Due Authorization; Enforceability..................15
         5.03.  Non-Contravention..................................16
         5.04.  Investment Intent..................................16
         5.05.  Accredited Investor; Investment
                Representations....................................16
         5.06.  Regulatory Approvals...............................17
         5.07.  Loan Characterization..............................17
         5.08.  Broker Fees........................................17
         5.09.  Sufficiency of Capital.............................17
         5.10.  Litigation; Decrees................................18

ARTICLE VI      Further Agreements and Assurances..................18
         6.01.  Government Filings and Approvals...................18
         6.02.  Corporate Investigation by Buyer...................18
         6.03.  Confidentiality....................................18
         6.04.  Recovery of Avoided Claims, Etc....................19
         6.05.  Maintenance of Directors' and
                Officers' Insurance................................19
         6.06.  Revolving Credit Facility..........................20
         6.07.  Acknowledgment of Taisil Lender Rights.............20
         6.08.  No Solicitation....................................20
         6.09.  Actions Prior to Closing...........................21
         6.10.  Available E.ON Credit Facilities...................21
         6.11.  Funding............................................22
         6.12.  Closing Payments...................................23
         6.13.  Termination of Funding.............................23
         6.14.  Bankruptcy Filing, Etc.............................24
         6.15.  Section 203 Acknowledgement........................25
         6.16.  Adequacy and Sufficiency of Collateral.............25
         6.17.  Post-Closing Revolving Credit Facility Loans.......25
         6.18.  Bankruptcy Filings Not Permitted...................26
         6.19.  PBGC...............................................26

ARTICLE VII     Conditions to Buyer's Obligations..................26
         7.01.  Accuracy of Representations and Warranties.........26
         7.02.  Performance of Covenants...........................27
         7.03.  Governmental Approvals.............................27
         7.04.  No Injunctions or Restraints.......................27
         7.05.  Notes, Etc.........................................27
         7.06.  Share Certificates.................................28
         7.07.  Registration Rights................................28
         7.08.  Resignations As Agents.............................28
         7.09.  Opinions of Counsel................................28
         7.10.  Resignations.......................................28
         7.11.  Company Restructuring..............................28
         7.12.  Taisil.............................................29
         7.13.  Company Pension Plan...............................29
         7.14.  Loan Agreement Release.............................29
         7.15.  General Release....................................29
         7.16.  Termination Agreement..............................29
         7.17.  Financial Tests....................................29
         7.18.  Bankruptcy Authorization...........................29
         7.19.  Japanese Loans.....................................29
         7.20.  Minimum Funding....................................30

ARTICLE VIII    Conditions to Sellers' Obligations.................30
         8.01.  Accuracy of Representations
                and Warranties.....................................30
         8.02.  Performance of Covenants...........................30
         8.03.  Governmental Approvals.............................30
         8.04.  No Injunctions or Restraints.......................30
         8.05.  Payment of Purchase Price..........................31
         8.06.  Receipt of Assignment and Acceptances..............31
         8.07.  Loan Agreement Release.............................31
         8.08.  General Release....................................31
         8.09.  Termination Agreement..............................31
         8.10.  Opinion of Counsel.................................31
         8.11.  Revolving Credit Facility..........................31
         8.12.  Company Pension Plan...............................31
         8.13.  Bankruptcy Authorization...........................32

ARTICLE IX      Additional Covenants...............................32
         9.01.  Notice.............................................32
         9.02.  Further Assurances.................................32

ARTICLE X       Termination of Agreement...........................32
         10.01. Termination........................................32

ARTICLE XI      Indemnification....................................35
         11.01. Indemnification by Sellers.........................35
         11.02. Indemnification by TPG and Buyer...................35
         11.03. Third-Party Claims.................................35

ARTICLE XII     Miscellaneous......................................37
         12.01. Survival...........................................37
         12.02. Entire Agreement; Amendment........................37
         12.03. Successors and Assigns.............................37
         12.04. Counterparts.......................................37
         12.05. Headings...........................................37
         12.06. Certain Tax Matters................................38
         12.07. Waiver; Requirement of Writing.....................38
         12.08. Expenses...........................................38
         12.09. Sellers' Representative............................38
         12.10. TPG Representative.................................39
         12.11. Notices............................................40
         12.12. Governing Law......................................43
         12.13. Public Announcements...............................43
         12.14. No Third-Party Beneficiaries.......................44
         12.15. Construction; Interpretation.......................44
         12.16. No Effect on the Company...........................44

Annex I  Revolving Credit Facility Term Sheet
Annex II Description of Lien and Mortgage Referred to in Section 6.19

Exhibit A       Share Ownership
Exhibit B       Loan Agreements
Exhibit C       Form of Resignation
Exhibit D-1     Form of Opinion of Ulrich Huppe
Exhibit D-2     Form of Opinion of Ulrich Huppe
Exhibit D-3     Form of Opinion of A. Paul Brandimarte
Exhibit D-4     Form of Opinion of Reed Smith
Exhibit E       Form of Opinion of Lee & Li
Exhibit F       Form of Opinion of Chadbourne & Parke LLP
Exhibit G       Form of Loan Agreement Release
Exhibit H       Form of General Release
Exhibit I       Form of Termination Agreement
Exhibit J       Form of Opinion of Morris, Nichols, Arsht & Tunnell
Exhibit K       Form of Opinion of Cleary, Gottlieb, Steen & Hamilton

                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT, dated as of September 30, 2001, is by and among TPG Partners III, L.P., T(3) Partners, L.P. and T(3) Partners II, L.P., each a Delaware limited partnership (collectively, "TPG") and TPG Wafer Holdings LLC, a Delaware limited liability company ("Buyer"), on the one hand, and E.ON AG, a German corporation, E.ON International Finance B.V., a Dutch corporation, FIDELIA Corporation, a Delaware corporation, VEBA Zweite Verwaltungsgesellschaft mbH, a German corporation and E.ON North America, Inc., a Delaware corporation, on the other hand (collectively, the "Sellers").

                              W I T N E S S E T H :

     WHEREAS, the Shareholders own in the aggregate 49,959,970 shares of common stock, $.01 par value (the "Shares"), of MEMC Electronic Materials, Inc., a Delaware corporation (the "Company") as set forth on Exhibit A hereto;

     WHEREAS, the Noteholders hold Notes in respect of the indebtedness of the Company and/or its Subsidiaries in the aggregate principal amount on the date hereof as set forth on Exhibit B hereto;

     WHEREAS, Buyer has been established by TPG for purposes of engaging in the transactions contemplated hereby;

     WHEREAS, the Noteholders desire to sell to Buyer and Buyer desires to purchase from the Noteholders, all of the Notes and all of the Noteholders' rights under the related Loan Agreements and the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, all of the Shares, all of the foregoing upon the terms and conditions hereinafter set forth; and

     WHEREAS, the transactions contemplated hereby have been approved for purposes of Section 203 of the Delaware General Corporation Law by a special committee of the Board of Directors of the Company, pursuant to delegated authority;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I

                                   Definitions

     1.01. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

     "Action" means any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, inquiry or investigation before any court, arbitrator or other Governmental Entity.

     "Acquisition Proposal" has the meaning set forth in Section 6.08(a).

     "Added Insurance Expense" has the meaning set forth in Section 6.05.

     "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; (ii) any Person that holds a Material Interest (as defined below in this definition) in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Affiliate of any individual described in clause (ii) or
(iii).

     For purposes of this definition, (a) "control" of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     Notwithstanding the foregoing, for purposes of this Agreement, the MEMC Affiliate Group shall not be deemed Affiliates of either TPG, Buyer or any of the Sellers, and none of TPG, Buyer or any of the Sellers shall be deemed Affiliates of the MEMC Affiliate Group.

     "Agreed Upon Firm" has the meaning set forth in Section 2.06(c).

     "Agreement" means this Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

     "Assignment and Acceptance" has the meaning set forth in Section 7.05.

     "Available E.ON Credit Facilities" shall mean the Second Amended and Restated Revolving Credit Agreement dated as of September 4, 2001 referred to on item 11 of Schedule 3.05, as amended from time to time (the "Secured Loan Agreement"), the Amended and Restated Overnight Loan Agreement dated as of December 31, 2000 referred to in item 15 of Schedule 3.05 and any new Loan Agreement entered into after the date hereof with the consent of the Buyer and TPG (such consent not to be unreasonably withheld) between the Company or a subsidiary of the Company and a Noteholder.

     "Average Backlog" for any Backlog Measurement Period shall be (a) the sum of the Backlog for each of the five business days during the Backlog Measurement Period, divided by (b) five (5).

     "Backlog" means the sum total of wafers (as measured in millions of square inches) which has been shipped in respect of bona fide sales to third party customers from the first calendar day of the month and remaining shipments which are expected to be made in respect of bona fide sales to third party customers from the date backlog is computed to the last calendar day of the month by the Company and its consolidated subsidiaries. Amounts expected to be shipped shall be evidenced by third party customer orders including purchase orders, purchase order releases pursuant to blanket purchase orders and / or customer buy plans communicated by electronic data interchange communications, e-mail messages or via telephone to an MEMC customer service representative or salesperson. In all cases, Backlog will be computed without duplication and on a basis consistent with the computation thereof as agreed by the parties.

     "Backlog Measurement Period" shall mean each of the following: (a) October 5, 2001 and the four business days immediately preceding October 5, 2001; (b) October 19, 2001 and the four business days immediately preceding October 19, 2001 and (c) November 7, 2001 and the four business days immediately preceding November 7, 2001.

     "Bankruptcy Code" has the meaning set forth in Section 6.04.

     "Buyer" has the meaning set forth in the preamble to this Agreement.

     "Buyer's Affiliates" has the meaning set forth in Section 11.01.

     "Buyer Pre-Closing Collateral" has the meaning set forth in Section
6.11(b).

     "Buyer Pre-Closing Funded Amount" has the meaning set forth in Section 6.11(b).

     "Closing" has the meaning set forth in Section 2.03.

     "Closing Date" has the meaning set forth in Section 2.03.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the first recital to this Agreement.

     "Company Pension Plan" means the MEMC Pension Plan.

     "Company Restructuring" has the meaning set forth in Section 7.11.

     "Designated Directors" means Dr. Alfred Oberholz, Dr. Wilhelm Simson, Dr. Hans Michael Gaul, Helmut Mamsch and Paul T. O'Brien.

     "Disagreement Notice" has the meaning set forth in Section 2.06(c).

     "EBITDA" means for any period, the Company's consolidated net income/(loss) for such period, plus or minus, as applicable, to the extent deducted or added in computing consolidated net income/(loss), without duplication, minority interest, equity in income/(loss) of joint ventures, provision/(benefit) for income taxes, interest expense, interest income, depreciation, amortization of goodwill and other intangibles, gains or losses resulting from the transactions contemplated by this Agreement or the Company Restructuring, gains or losses from foreign currency translation or transactions, extraordinary gains and losses, gains or losses upon sale or disposition of assets or capital stock, and other non-recurring items, determined in accordance with generally accepted accounting principles on a basis consistent with the Company's audited financial statements for the calendar year ended December 31, 2000. For the avoidance of doubt, in computing EBITDA (a) royalty income and non-operating income not otherwise described in this definition which has been included in computing consolidated income/loss shall not be deducted and (b) non-operating expenses not otherwise described in this definition which have been included in computing consolidated income/loss shall not be added.

     "Entity" has the meaning set forth in Section 6.08(a).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fiscal 2000" means the period beginning on January 1, 2000 and ending December 31, 2000.

     "Fiscal 2002" means the period beginning on January 1, 2002 and ending December 31, 2002.

     "Funding Needs" shall mean those funds that (i) the Company requires imminently during the period on or prior to December 31, 2001 for the Company's operating costs and expenses (including without limitation interest owing under the Loan Agreements) and other cash needs during the period on or prior to December 31, 2001 and which the Company demonstrates are so required to the reasonable satisfaction of E.ON AG (with respect to the Available E.ON Credit Facilities) and the Shareholders (with respect to capital contributions) by reasonable back-up detail furnished to E.ON AG or the Shareholders, as the case may be and (ii) are not available from cash of the Company and/or its Subsidiaries (excluding cash held by its non-U.S. Subsidiaries, which shall be deemed not to be available for this purpose) are not permitted to be borrowed under the Available E.ON Credit Facilities (in the case of capital contributions) and are not available from other financing sources. Funding Needs shall specifically exclude any funds which may be needed or utilized in respect of or related in any way to (a) any payments by the Company and/or any of its Affiliates to the Taisil Lenders, (b) any payments to be made, amounts to be set aside or similar arrangements in connection with the Company's defined benefit pension plan (other than normal contributions that are made in the ordinary course of business and that are in amounts and are otherwise consistent with legal requirements or past practices) or pursuant to arrangements with the PBGC,
(c) any obligations for fees, expenses or other amounts which may be owed to TPG, Buyer or any of their Affiliates or in connection with the Company Restructuring and (d) any payments by the Company and/or any of its Affiliates to any lenders other than payments of interest and regularly scheduled principal amounts (but specifically excluding from Funding Needs any other payments of principal amounts, such as principal amounts owing by reason of defaults, acceleration of amounts due or acceleration of required payment or maturity dates).

     "Funding Termination Event" shall mean any of the following: (i) the filing of a bankruptcy petition by or against the Company; or (ii) the termination of this Agreement; or (iii) the consummation of the Closing under the Purchase Agreement.

     "Governmental Entity" means any: (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivisions, instrumentalities, branch, department, official, or entity); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" has the meaning set forth in Section 11.03.

     "Indemnifying Party" has the meaning set forth in Section 11.03.

     "Loan" means any arrangement pursuant to a Loan Agreement in which a Noteholder has loaned money to the Company and/or one or more of its Subsidiaries, and the Company and/or one or more of its Subsidiaries, as the case may be, has agreed to repay such money, along with interest.

     "Loan Agreement" means each of the agreements identified as such on Exhibit B, and any loan agreement entered into between (a) the Company or a Subsidiary of the Company and (b) any Noteholder during the Pre-Closing Period.

     "Losses" has the meaning set forth in Section 11.01.

     "MEMC Affiliate Group" means the Company, the Company's subsidiaries and the Company's Affiliates controlled by the Company.

     "Noteholder" means each of E.ON AG, E.ON International Finance B.V., E.ON North America, Inc. and FIDELIA Corporation.

     "Note Closing Payment" has the meaning set forth in Section 2.01.

     "Note Purchase" has the meaning set forth in Section 2.01.

     "Note Purchase Price" has the meaning set forth in Section 2.01.

     "Notes" means the promissory notes evidencing the Loans under the Loan Agreements.

     "Notification Date" has the meaning set forth in Section 6.13(b).

     "Order" means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made, or rendered by any Governmental Entity.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Performance Payment Amount" has the meaning set forth in Section 2.06(a).

     "Performance Payment Date" means the date 10 days after the Performance Payment Amount is determined to be final and binding in accordance with Section 2.06(c).

     "Performance Statement" has the meaning set forth in Section 2.06(c).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity, including any Governmental Entity.

     "Post-Closing Funding Needs" means those funds that the Company requires for the Company's operating costs and expenses and other cash needs following the Closing Date.

     "Pre-Closing Period" means the period commencing as of the date of this Agreement and ending on the Closing Date.

     "Required Period" has the meaning set forth in Section 6.05.

     "Required Policies" has the meaning set forth in Section 6.05.

     "Revenues" shall mean monthly consolidated net sales of the Company and its consolidated subsidiaries, calculated on a calendar basis, determined in accordance with U.S. GAAP consistently applied, plus net sales of 300 millimeter product (also referred to as 300 millimeter sales contra) for that same period to the extent not otherwise included, determined in accordance with U.S. GAAP consistently applied. Net sales shall be computed net of any discounts, returns or allowances or other items as may be required by U.S. GAAP, consistently applied.

     "Revolving Credit Facility" has the meaning set forth in Section 6.06.

     "Revolving Credit Lender" shall mean TPG Partners III, L.P. or one or more other lenders which shall be reasonably acceptable (with respect to such lender's financial condition and its ability to perform its obligations under the Revolving Credit Facility) to the Sellers' Representative, such acceptance to be confirmed in writing.

     "Secured Loan Agreement" has the meaning set forth in this Section 1.01 under the definition of Available E.ON Credit Facilities.

     "Securities Act" has the meaning set forth in Section 5.04.

     "Sellers" has the meaning set forth in the preamble to this Agreement.

     "Sellers' Affiliates" means the Affiliates of any Seller and any of Sellers' or any of Sellers' Affiliates' respective directors, officers, employees or agents, but the MEMC Affiliate Group shall not be deemed Sellers' Affiliates.

     "Sellers' Representative" has the meaning set forth in Section 12.09(a).

     "Share Purchase" has the meaning set forth in Section 2.02.

     "Share Purchase Price" has the meaning set forth in Section 2.02.

     "Shareholder" means each of VEBA Zweite Verwaltungsgesellschaft mbH and E.ON North America, Inc.

     "Shares" has the meaning set forth in the first recital to this Agreement.

     "Subsidiary" means (i) any partnership of which the Company is a general partner and (ii) any corporation or other form of entity with respect to which the Company (or a Subsidiary thereof) owns a majority of the shares of common stock or other voting interests, or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body of such corporation or entity or otherwise controls (as such term is defined in the definitions of Affiliate) such corporation or entity.

     "Taisil" means Taisil Electronic Materials Corporation, a corporation organized under the laws of the Republic of China.

     "Taisil Lenders" means ABN AMRO Bank N.V., Taipei Branch, Taiwan Cooperative Bank and a sufficient number of other lenders of Taisil required to waive or otherwise consent to the sale of the Shares for purposes of the Taisil Lender Rights.

     "Taisil Lender Rights" has the meaning set forth in Section 6.07.

     "Taxes" means all federal, state, foreign or other governmental taxes, including all income, profit, franchise, excise, property, use, intangibles, sales, payroll, employment, withholding and other taxes, and including all additions to taxes, fines and penalties imposed with respect to such amounts.

     "Tax Return" means any federal, state, local or foreign return, report, form, declaration, statement, document or other information required to be filed for any period with any taxing authority with respect to Taxes.

     "Third-Party Claim" has the meaning set forth in Section 11.03.

     "TPG" means, collectively, the Delaware limited partnerships identified as such in the preamble to this Agreement and, where appropriate, each of them individually. Any obligation of TPG hereunder shall constitute the joint and several obligation of the limited partnerships comprising TPG. Each representation, warranty, covenant and agreement hereunder shall constitute a representation, warranty, covenant and agreement of each of the limited partnerships comprising TPG with respect to itself and the other limited partnerships.

     "TPG Representative" has the meaning set forth in Section 12.10.

     "Transaction" has the meaning set forth in Section 2.03.

     "Transaction Documents" means any certificate, schedule, agreement, instrument of transfer or other document required to be delivered pursuant to this Agreement or the transactions contemplated hereby.

     "U.S. GAAP" means generally accepted accounting principles in the United States.

                                   ARTICLE II

                      Purchase and Sale of Shares and Notes

     2.01. Purchase and Sale of Notes. Subject to all of the terms and conditions of this Agreement, at the Closing each Noteholder shall sell the Notes owned by it, together with all of such Noteholder's rights and interests under the related Loan Agreements, to Buyer and Buyer shall purchase such Notes, rights and interest from such Noteholder (the "Note Purchase") for an amount equal to the sum of (x) one dollar ($1.00) and (y) the Performance Payment Amount (as defined in Section 2.06(a)), if any, such that the aggregate purchase price payable to the Noteholders is equal to the sum of (x) four dollars ($4.00) (the "Note Closing Payment") and (y) the Performance Payment Amount (the "Note Purchase Price").

     2.02. Purchase and Sale of Shares. Subject to all of the terms and conditions of this Agreement, at the Closing each Shareholder shall sell the Shares owned by it to Buyer and Buyer shall purchase such Shares from such Shareholder (the "Share Purchase") for an amount equal to one dollar ($1.00), such that the aggregate purchase price payable to the Shareholders for their Shares is equal to two dollars ($2.00) (the "Share Purchase Price").

     2.03. The Closing. Subject to fulfillment of each of the terms and conditions hereof, the closing (the "Closing") of the transactions contemplated by this Agreement and the Transaction Documents (the "Transaction") will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 at 10:00 a.m. local time on October 29, 2001, or, if the conditions to the Closing have not been satisfied by such date, as soon as practicable after such conditions shall have been satisfied (such time and date of the Closing being herein called the "Closing Date"). If requested by Buyer, the Closing may be structured as comprising two separate steps, with the Note Purchase closing first and the Share Purchase closing sometime thereafter, either on the same day or on successive days.

     2.04. Closing Deliveries of Sellers. At the Closing, (i) each Noteholder will deliver or cause to be delivered to Buyer the Notes to be sold by it duly endorsed in blank or with duly executed bond powers attached in proper form for transfer, an Assignment and Acceptance (as defined in Section 7.05) relating to such Notes and the applicable Loan Agreements, and all other documents required to be delivered by it at the Closing pursuant to this Agreement; and (ii) each Shareholder will deliver or cause to be delivered to Buyer certificates for the Shares to be sold by it duly endorsed in blank or with duly executed stock powers attached in proper form for transfer, along with all documents required to be delivered by it at the Closing pursuant to this Agreement.

     2.05. Closing Deliveries of Buyer. At the Closing, Buyer will deliver or cause to be delivered (i) to the Noteholders, the Note Closing Payment, (ii) to the Shareholders, the Share Purchase Price and (iii) to the Sellers, all documents required to be delivered by Buyer at the Closing pursuant to this Agreement.

     2.06. Performance Payment. (a) As additional consideration to the Noteholders, on the Performance Payment Date, Buyer will pay to the Noteholders an aggregate amount equal to the following (such amounts to be in the alternative and not cumulative) (the "Performance Payment Amount"):


          (i) $0, if the Company's EBITDA for Fiscal 2002 is less than $100 million; or

          (ii) $30 million, if the Company's EBITDA for Fiscal 2002 equals or exceeds $100 million, but is less than $150 million; or

          (iii) $75 million, if the Company's EBITDA for Fiscal 2002 equals or exceeds $150 million, but is less than $300 million; or

          (iv) $150 million, if the Company's EBITDA for Fiscal 2002 equals or exceeds $300 million.

     (b) The Performance Payment Amount will be paid by Buyer on the Performance Payment Date and allocated among the Notes as follows:

          (i) an amount equal to the lesser of (A) the Performance Payment Amount and (B) the aggregate outstanding principal amount and accrued but unpaid interest as of the Closing Date under the Secured Loan Agreement shall be allocated to E.ON AG and payable to an account designated by E.ON AG (by wire transfer of immediately available funds); and

          (ii) the remaining balance of the Performance Payment Amount, if any, shall be allocated among the Noteholders pro-rata based on the aggregate principal amounts and accrued and unpaid interest as of the Closing Date owing to such Noteholder under the Loan Agreements (other than the Secured Loan Agreement) to such accounts as are designated by such Noteholders (by wire transfer of immediately available funds).

     (c) On or before March 31, 2003, Buyer will deliver to the Noteholders (i) a copy of the Company's financial statements for Fiscal 2002 as certified by the Company's independent certified public accountants, and (ii) a statement prepared by Buyer setting forth the amount of EBITDA of the Company for Fiscal 2002 and the amount, if any, of the Performance Payment Amount payable pursuant to Section 2.06(a) with appropriate supporting calculations and supporting documentation, including without limitation the amount of each item added to or deducted from consolidated net income (loss) in calculating EBITDA (the "Performance Statement"). Within 30 days after receipt by the Noteholders of such Performance Statement from Buyer, the Noteholders may object to the Performance Statement by so notifying Buyer in a written statement, setting forth in reasonable detail the nature and basis for the dispute (a "Disagreement Notice"). The Noteholders agree that absent manifest error, they will not be entitled to challenge any item as being improperly accounted for under GAAP if such item is derived from the audited Fiscal 2002 Financial Statements and the accounting for such item is consistent with the Company's audited financial statements for Fiscal 2000. If the Noteholders do not send a Disagreement Notice within such 30-day period or if the Noteholders send a written notice that they accept the calculation of the Performance Payment Amount, the Noteholders shall be deemed to have accepted the determination of the EBITDA amounts and the Performance Payment Amount set forth in the Performance Statement as final and binding. If the Noteholders issue a Disagreement Notice, then during the 30-day period following Buyer's receipt of the Disagreement Notice, Buyer and the Noteholders shall attempt in good faith to resolve the disagreement with respect to the Performance Statement, and during such 30-day period an independent auditing firm selected by the Noteholders shall be given full access to the books, records, employees and officers of the Company and its Affiliates relevant, or which such independent auditing firm believes in good faith may be relevant, to the disagreement or such other aspects of the determination of EBITDA as the independent auditing firm reasonably believes necessary to determine the accuracy of the Performance Statement. If the Noteholders and Buyer are unable to resolve any such disagreement within such 30-day period, the subject matter of the disagreement including any other areas of disagreement which arise during such 30-day period shall be submitted to an independent accounting firm of international reputation reasonably acceptable to the Noteholders and Buyer (the "Agreed Upon Firm"). The Noteholders and Buyer shall use reasonable best efforts to cause the Agreed Upon Firm to render its determination on the resolution of the disagreement within 90 days of its submission by the Noteholders and Buyer. Such determination shall be final, conclusive and binding upon Buyer and the Noteholders. Buyer shall pay the Performance Payment Amount reflecting the determination of the Agreed Upon Firm in accordance with Sections 2.06(a) and 2.06(b). The fees and expenses for the Agreed Upon Firm and the Noteholders' independent auditing firm shall be paid by the Noteholders, except that such fees and expenses shall be paid by Buyer, if the Agreed Upon Firm determines that the Performance Payment Amount payable to the Noteholders exceeds the amount so determined by Buyer.

                                  ARTICLE III

              Representations, Warranties and Covenants of Sellers

     Each Seller hereby represents, warrants and covenants to Buyer, as to itself only, as follows:

     3.01. Organization and Good Standing. It is a corporation or, in the case of VEBA Zweite Verwaltungsgesellschaft mbH, a limited liability company, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full power and authority, corporate or otherwise, to own the Shares or Notes owned by it.

     3.02. Due Authorization; Enforceability. It has all requisite corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the Transaction by it have been duly authorized by all necessary or appropriate corporate or other action and no other proceedings are necessary to authorize this Agreement or the Transaction Documents to which it is a party or to consummate the Transaction. This Agreement and those Transaction Documents executed or delivered by it on or prior to the date of this Agreement constitute, and prior to the Closing the remaining Transaction Documents required to be executed by it after the date of this Agreement will constitute when so executed, the valid and legally binding obligations of such Seller (assuming that this Agreement and the Transaction Documents constitute the valid and binding obligations of Buyer), enforceable against such Seller, in accordance with their terms except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and
(ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in equity or at law).

     3.03. Non-Contravention. The execution, delivery and performance of this Agreement by it and the consummation of the Transaction do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of, require a consent under, or accelerate the performance required by any of the terms, conditions or provisions of (i) the charter documents or by-laws or other governing documents of such Seller or
(ii) any covenant, agreement or understanding to which such Seller is a party or any Order, ruling, decree, judgment, arbitration award, law, rule, regulation or stipulation to which such Seller is subject or constitute a default thereunder, except to the extent, in the case of the foregoing clause (ii), any of the foregoing would not, individually or in the aggregate, prevent any Seller from materially performing its obligation under this Agreement or the Transaction Documents to which it is a party or consummating the Transaction.

     3.04. Regulatory Approvals. Except as set forth in Schedule 3.04 attached hereto, it is not required to file, seek or obtain any governmental notice, filing, authorization, approval, Order or consent, or any bond in satisfaction of any governmental regulation, in connection with the execution, delivery and performance by it of this Agreement or the consummation by it of the Transaction.

     3.05. Transactions with Affiliates. Except as set forth in Schedule 3.05 or
Schedule 3.06 none of the Sellers or any of their Affiliates is, or at the Closing will be, party to any agreements, contracts or other arrangements with the Company or its Subsidiaries which are not cancelable without liability to the Company or such Subsidiary on less than 30 days' notice by the Company or such Subsidiary, as the case may be, or which involve payments by the Company and such Subsidiary, as the case may be, in excess of two hundred fifty thousand dollars ($250,000) per annum.

     3.06. Existing Loan Agreements. Except as represented by the Notes or the related Loan Agreements, or under the arrangements set forth in Schedule 3.05 or as set forth in Schedule 3.06, there is, and at the Closing Date there will be, no material indebtedness of the Company or its Subsidiaries in excess of an aggregate of two hundred fifty thousand dollars ($250,000) owing to any Seller or its Affiliates (other than the Company and its controlled Affiliates).
Schedule 3.06 sets forth, as of the close of business on September 28, 2001, the outstanding principal amounts of each Loan made by such Seller, and a description of the scheduled payments of principal and interest (and other amounts) in respect of each Loan through December 31, 2001. Sellers have provided to TPG true and correct copies of each Loan Agreement that has not been filed by the Company with the Securities and Exchange Commission. As of the close of business on September 28, 2001, there was an aggregate maximum amount of approximately $7,800,000 of borrowings available to the Company and its Subsidiaries pursuant to the Available E.ON Credit Facilities. Except as set forth in this Section 3.06, Sellers make no further representations or warranties with respect to the Loan Agreements.

     3.07. Broker Fees. There are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the Transaction resulting from any action taken by it or on its behalf, except Merrill Lynch & Co. has been retained by Sellers. Sellers shall be responsible for any fees and expenses that may be due to Merrill Lynch & Co., and shall jointly and severally indemnify and hold Buyer harmless with respect to the representations and warranties and agreements set forth in this Section 3.07.

     3.08. Litigation; Decrees. To such Seller's knowledge, as of the date hereof (i) there is no Order in effect to which it is a party that is related to the Transaction and (ii) except as set forth on Schedule 3.08, it is not a party to, or engaged in, and has not been threatened with, any Action that is related to the Transaction.

     3.09. Absence of Payments. From July 1, 2001 until the date of this Agreement, (i) none of the Sellers or any of their respective Affiliates has received payment of any amounts from the Company in respect of the Loan Agreements, other than (x) regularly scheduled interest payments in respect of the Loans, which interest payments received from July 1, 2001 to and including September 12, 2001 did not exceed eleven million dollars ($11,000,000) in the aggregate and (y) amounts paid and reborrowed or available for reborrowing under the Available E.ON Credit Facilities and (z) commitment fees described in
Schedule 3.06, and (ii) none of the Sellers or their respective Affiliates has received any other payment of any amounts from the Company in excess of two hundred fifty thousand dollars ($250,000) in the aggregate, except in connection with any currency forward contracts or the other agreements listed on Schedule 3.05.

                                   ARTICLE IV

          Representations, Warranties and Covenants of the Shareholders

     Each Shareholder hereby represents, warrants and covenants to Buyer, as to itself only, as follows:

     4.01. Title to Shares. It is the owner of the number of Shares set forth opposite the name of such Shareholder on Exhibit A hereto, and will sell, transfer, assign and deliver to the Buyer good and valid title to such Shares at the Closing as provided in this Agreement and Buyer will acquire good and valid title to the Shares, free and clear of any liens, pledges, encumbrances, options, restrictions, charges, agreements or claims, except for such encumbrances as may be imposed by applicable securities laws or the Delaware General Corporation Law. The number of Shares set forth opposite the name of such Shareholder on Exhibit A hereto constitute all of the Shares held by such Shareholder and its Affiliates, and neither it nor any of its Affiliates holds any "phantom" stock rights, options, warrants or rights of first refusal, or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting or other agreements with respect to, any securities of the Company.

                                   ARTICLE V

           Representations, Warranties and Covenants of TPG and Buyer

     Each of TPG and Buyer hereby jointly and severally represent, warrant and covenant to Sellers as follows:

     5.01. Organization and Good Standing. Each entity comprising TPG is a limited partnership and Buyer is a limited liability company, each duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to consummate the Transaction.

     5.02. Due Authorization; Enforceability. Each of TPG and Buyer has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents to which each of TPG and/or Buyer, as the case may be, is a party and the consummation of the Transaction by each of TPG and Buyer have been duly authorized by all necessary or appropriate action and no other proceedings are necessary to authorize this Agreement or the Transaction Documents to which either of TPG and Buyer is a party or to consummate the Transaction. This Agreement and those Transaction Documents executed or delivered by each of TPG and/or Buyer on or prior to the date of this Agreement constitute, and prior to the Closing the remaining Transaction Documents required to be executed by each of TPG and/or Buyer after the date of this Agreement will constitute when so executed, the valid and legally binding obligations of each of TPG and/or Buyer (assuming that this Agreement and the Transaction Documents constitute the valid and binding obligations of Sellers), as the case may be, enforceable against each of TPG and/or Buyer, in accordance with their terms except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in equity or at law).

     5.03. Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of TPG and Buyer and the consummation of the Transaction do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of, require a consent under, or accelerate the performance required by any of the terms, conditions or provisions of (i) the charter documents or other governing documents of TPG or of Buyer or (ii) any covenant, agreement or understanding to which TPG and/or Buyer, as the case may be, is a party or any Order, ruling, decree, judgment, arbitration award, law, rule, regulation or stipulation to which TPG and/or Buyer is subject or constitute a default thereunder, except to the extent, in the case of the foregoing clause (ii), any of the foregoing would not, individually or the aggregate, prevent either of TPG or Buyer from materially performing its obligation under this Agreement or the Transaction Documents to which either is a party or consummating the Transaction.

     5.04. Investment Intent. Buyer is acquiring, and TPG confirms that Buyer is acquiring, the Shares and the Notes for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Shares or the Notes in violation of the Securities Act of 1933, as amended (the "Securities Act"). Each of Buyer and TPG understands that neither the Shares nor the Notes have been registered under the Securities Act or any state securities or "blue-sky" laws by reasons that depend upon, among other things, the bona fide nature of Buyer's investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act unless an applicable exemption from registration is available.

     5.05. Accredited Investor; Investment Representations. Each of Buyer and TPG is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. By reason of TPG's and/or Buyer's business and financial experience in business, each of TPG and Buyer has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the purchase of the Shares and the Notes, is able to bear the economic risk of such investment in the Company, and is able to afford a complete loss of such investment.

     5.06. Regulatory Approvals. Except as set forth in Schedule 5.06, neither TPG nor Buyer is required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent in connection with the execution, delivery and performance by it of this Agreement or the consummation by it of the Transaction.

     5.07. Loan Characterization. Each of TPG and Buyer acknowledges that, notwithstanding anything herein to the contrary, none of the Sellers or any of their Affiliates or representatives is making any representations or warranties relating to whether or not any of the Loans might, under any circumstances or for any purpose, be treated or characterized as equity, as subordinated indebtedness junior to any other indebtedness of the Company or as anything other than indebtedness. Neither TPG nor Buyer shall assert or make any claim against any of the Sellers that any of the Loans should be treated as equity, as subordinated indebtedness or as anything other than indebtedness. In addition, neither TPG nor Buyer shall assert any claim against any Seller or any of their respective Affiliates arising from, or in connection with, (i) the Company Restructuring, (ii) the Revolving Credit Facility or any other arrangement between or among TPG, the Buyer and/or their respective Affiliates, and the Company and/or the Company's Affiliates (other than any claim asserting that E.ON AG has breached its obligations under the guaranty described in Section 6.11(c)) or (iii) the failure of either the Company or any of the Company's Affiliates to perform any obligations in connection with any of the foregoing.

     5.08. Broker Fees. There are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the Transaction resulting from any action taken by either of TPG or Buyer or on either's behalf, except Salomon Smith Barney, Inc. has been retained by TPG. Each of TPG and Buyer shall be responsible for any fees and expenses that may be due to Salomon Smith Barney, Inc., and shall indemnify and hold Sellers harmless with respect to the representations and warranties and agreements set forth in this Section 5.08.

     5.09. Sufficiency of Capital. Buyer has sufficient available capital to pay the Note Closing Payment, the Share Purchase Price, and any expenses, fees or other amounts it may be reasonably expected to pay in connection with the consummation of the Transaction and the Revolving Credit Lender will on the Closing Date have sufficient available capital to provide funds under the revolving credit facility described in Section 6.06 hereof and neither TPG nor Buyer requires any limited partner, shareholder, board or other such approval in connection with the consummation of the Transaction.

     5.10. Litigation; Decrees. To the knowledge of Buyer or TPG, on the date hereof, there is no Order in effect to which either TPG or Buyer is a party that is related to the Transaction and, except as set forth on Schedule 3.08, neither TPG nor Buyer is a party to, or engaged in or has been threatened with, any Action that is related to the Transaction.

                                   ARTICLE VI

                        Further Agreements and Assurances

     6.01. Government Filings and Approvals. Sellers, TPG and Buyer agree promptly to file or cause to be filed, respectively, an acquired person's and acquiring person's notification and report form required by the HSR Act and any other applicable regulatory filing with respect to the Transaction. Sellers, TPG and Buyer further agree to use their commercially reasonable efforts to comply promptly with all requests or requirements which applicable federal, state or foreign law or governmental officials may impose on them with respect to the Transaction. The commercially reasonable efforts of Sellers, TPG and Buyer shall include but shall not be limited to good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency; provided, however, that TPG shall not be required to divest any assets, businesses or properties in connection therewith.

     6.02. Corporate Investigation by Buyer. Each of TPG and Buyer hereby acknowledges that each of TPG and Buyer and their advisors and representatives
(i) has had full access to make or cause to be made such investigation of the assets, properties and business of the Company and of its financial and legal condition as it deemed necessary or advisable to familiarize itself with such assets, properties, business and other matters and (ii) has had sufficient opportunity to discuss such assets, properties, business and other matters with the Company's officers, attorneys, accountants and other relevant representatives. Each of TPG and Buyer hereby acknowledges that none of Sellers, their representatives or any other person has made any oral representation or warranty, expressed or implied, with respect to the Company, its assets, properties or business or the accuracy or completeness of any information regarding the Company or its properties, assets or business furnished or made available to TPG, Buyer or their representatives.

     6.03. Confidentiality. Each of TPG and Buyer on the one hand, and the Sellers on the other hand, shall, and shall cause each of their Affiliates, associates and representatives to (i) maintain in confidence any and all information concerning the other party and (ii) refrain from using any such information for their own benefit or in competition with or otherwise to the detriment of Sellers on the one hand, and TPG and Buyer on the other hand. It is understood that no party to this Agreement shall have any liability hereunder for disclosure or use of any such information which (i) is in or, through no fault of such party, comes into the public domain, (ii) was acquired from other sources after the Closing, provided such sources are not, to the knowledge of such party, bound by any confidentiality agreement with such other party or
(iii) such party, in good faith upon advice of legal counsel, believes that it is legally required to disclose.

     6.04. Recovery of Avoided Claims, Etc. Each of TPG and Buyer confirms and agrees with Sellers, notwithstanding anything contained herein to the contrary, if and to the extent that either TPG, Buyer, any of their respective Affiliates and/or any lender under the Revolving Credit Facility receives directly any amounts as a result of avoidance recoveries, recharacterization, equitable subordination or similar claims against Sellers arising out of transfers made to Sellers prior to the Closing Date (including, for the avoidance of doubt, any amounts received by TPG, Buyer, any of their respective Affiliates and/or any lender under the Revolving Credit Facility as a result of amounts paid to the Company, the estate of the Company or any bankruptcy receiver or trustee by any such transferee, or any Affiliate of such transferee as a result of such recovery, recharacterization, equitable subordination or claim) any such recoveries shall be held by TPG and/or Buyer, any of their respective Affiliates, and/or any lender under the Revolving Credit Facility, as the case may be, in trust, and TPG and Buyer shall promptly pay or cause to be paid such amounts to Sellers. In the event that any amounts previously paid by the Company or any of its Subsidiaries to a Seller are subsequently avoided or otherwise caused to be disgorged by Sellers to the bankruptcy estate of the Company by a trustee in a proceeding under title 11 of the United States Code (the "Bankruptcy Code"), such Seller shall have the right to assert any resulting claim (net of any amount repaid pursuant to the immediately preceding sentence) against the Company or any of its Subsidiaries, as applicable, and shall be the sole beneficiary of any amounts recovered in respect thereof.

     6.05. Maintenance of Directors' and Officers' Insurance. Following the Closing, Buyer will use its reasonable best efforts to cause the Company to maintain its directors' and officers' insurance policies in existence on the date hereof, or generally comparable insurance policies (collectively, the "Required Policies") for a period of not less than three (3) years following the Closing Date (the "Required Period") so as to protect all the Designated Directors. To the extent the Company does not maintain the Required Policies for the Required Period, Buyer agrees to purchase and maintain in effect for the Required Period, at its sole cost and expense, directors' and officers' insurance policies that are no less favorable to the Designated Directors than the Company's directors' and officers' insurance policies in existence on the date hereof, protecting the Designated Directors with respect to claims made, or that may be made, relating to the period on or prior to the Closing Date; provided, however, that in the event that the aggregate cost of insurance called for by this Section 6.05 (i.e., for the Required Period) is more than $440,000 (such excess herein referred to as "Added Insurance Expense"), then Buyer shall notify Sellers of the aggregate amount of the Added Insurance Expense, and Sellers shall have the option of either (i) requiring Buyer to maintain or procure such directors and officers insurance coverage and paying to Buyer the amount of the Added Insurance Expense or (ii) waiving any rights to have Buyer maintain or procure such coverage. Nothing herein shall limit the right of the Company to obtain such insurance on its own, whether prior to or after the Closing.

     6.06. Revolving Credit Facility. TPG and Buyer agree that TPG or another lender reasonably acceptable (with respect to such lender's financial condition and its ability to perform its obligations under the Revolving Credit Facility) to Sellers shall offer to the Company a revolving credit facility on terms that are consistent with those set forth on Annex I (the "Revolving Credit Facility"). TPG shall cause the Revolving Credit Lender to comply with the provisions of this Agreement and the Revolving Credit Agreement.

     6.07. Acknowledgment of Taisil Lender Rights. Each of TPG and Buyer hereby acknowledges that certain lenders of Taisil may have rights under certain loan agreements and/or guarantees relating to Taisil that may arise as a result of the sale of the Shares hereunder (the "Taisil Lender Rights") and that any funding or other responsibilities that arise out of the exercise of any such Taisil Lender Rights shall remain the sole responsibility of Taisil, the Company and/or its Subsidiaries, as applicable.

     6.08. No Solicitation. (a) Until this Agreement is terminated or until the occurrence of the Closing, whichever occurs first, Sellers shall not, and shall use their reasonable best efforts to cause their representatives not to, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any individual, corporation, partnership, limited liability company or other entity, other than TPG or any of its Affiliates (an "Entity") relating to the purchase of the Notes, the Shares or any portion thereof or the acquisition of all or a significant portion of the assets or equity or debt interest of the Company, whether by merger, tender offer or otherwise (an "Acquisition Proposal"), (ii) enter into or participate in any discussions regarding an Acquisition Proposal with any Entity or (iii) otherwise cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any Entity to make an Acquisition Proposal. For the avoidance of doubt, Acquisition Proposal does not include the entering into or modification of any Loan Agreements, security agreements or pledge agreements by E.ON AG and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand.

     (b) Until this Agreement is terminated or until the occurrence of the Closing, whichever occurs first, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Shareholder's vote, consent or other approval is sought, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) its Shares against (and shall not execute any written consent in favor of) (i) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the transactions contemplated by this Agreement or the Company Restructuring. The Shareholders further agree not to commit or agree to take any action inconsistent with the foregoing.

     6.09. Actions Prior to Closing. Until this Agreement is terminated or until the occurrence of the Closing, whichever occurs first, Sellers shall (i) not take any action which would reasonably be expected to cause any of their representations or warranties to become untrue in a material respect, (ii) not enter into any new loan agreement or other lending instrument with the Company unless consented to by TPG and Buyer (such consent not to be unreasonably withheld), (iii) not materially modify any of the Loan Agreements, except (A) in connection with the amount or type of collateral (provided that in no event shall such collateral include the Buyer Pre-Closing Collateral), (B) increases in amounts permitted to be borrowed, or (C) with the consent of Buyer not to be unreasonably withheld, any other modification of the Loan Agreements and (iv) use its reasonable best efforts to cause the Company not to (A) pay any amount in respect of any Loan, other than regularly scheduled interest substantially as described in Schedule 3.06, regularly scheduled commitment fees described in
Schedule 3.06 or amounts which the Company may reborrow or (B) pay any amount in respect of Shares, whether by way of dividend, distribution, repurchase or otherwise. In addition, until this Agreement is terminated or until the occurrence of the Closing, whichever occurs first, the Sellers shall not file a petition against the Company or any of its Subsidiaries under the Bankruptcy Code, and shall not request or otherwise take any action to cause or encourage the Company or any of its Subsidiaries to file a petition under the Bankruptcy Code except in accordance with the by-law described in Section 7.18. Until this Agreement is terminated or until the occurrence of the Closing, whichever occurs first, neither TPG nor Buyer shall take any action which would reasonably be expected to cause any of their representations or warranties to become untrue in a material respect.

     6.10. Available E.ON Credit Facilities. On or prior to October 15, 2001, E.ON AG may, but shall have no obligation to amend the Secured Loan Agreement so that the amount permitted to be borrowed under the Available E.ON Credit Facilities shall be increased by an amount to be determined in the sole discretion of E.ON AG. Unless and until a Funding Termination Event shall have occurred, and subject to the terms of this Section 6.10 and the terms of Section 6.13, the Company shall be permitted to borrow pursuant to the Available E.ON Credit Facilities an amount equal to the maximum amount which may be borrowed pursuant to the Available E.ON Credit Facilities.

     6.11. Funding. (a) Unless and until a Funding Termination Event shall have occurred and subject to the terms of this Section 6.11 and Section 6.13, and following the date on which the Company shall have borrowed all amounts permitted to be borrowed under the Available E.ON Credit Facilities, the Shareholders shall provide funding in an aggregate amount not to exceed fifty million dollars ($50,000,000) less the amount of the increase in the permitted borrowing amount under the Available E.ON Credit Facilities pursuant to Section
6.10 in the form of capital contributions to the Company (without the issuance of any securities) at such times as determined by the Shareholders in their reasonable judgment for the Funding Needs. The Company shall have no obligation to repay to the Shareholders any such contribution to the capital of the Company.

     (b) In the event that the amount of Funding Needs prior to the Closing (as reasonably agreed by the Revolving Credit Lender and the Sellers' Representative) exceeds fifty million dollars ($50,000,000), the Revolving Credit Lender shall, subject to the grant by the Company of the security interest described in the immediately following sentence, lend to the Company pursuant to the Revolving Credit Facility an amount (the "Buyer Pre-Closing Funded Amount") equal to the lesser of (i) the amount of such excess and (ii) thirty million dollars ($30,000,000). Subject to agreement with the Company, the loan made by the Revolving Credit Lender shall be collateralized by a first priority, perfected security interest in: the Company's plant, property and equipment (to the extent not currently subject to any security interests); the issued and outstanding shares of capital stock of MEMC Pasadena, Inc.; any debt issued by MEMC Pasadena, Inc. held by the Company (and rights in any collateral securing such debt); and the proceeds thereof (collectively, the "Buyer Pre-Closing Collateral").

     (c) Prior to the Closing, the Company's obligations under the Revolving Credit Facility to make payments of the principal amount of the loans made pursuant to Section 6.11(b), together with interest at the rate set forth in the Revolving Credit Facility Agreement shall be unconditionally guaranteed by the Shareholders, which guaranty shall be supported by a letter of credit issued by a bank reasonably acceptable to TPG and Buyer with E.ON AG as the account party and, in accordance with the terms of the Revolving Credit Facility, the Buyer Pre-Closing Funded Amount, together with interest thereon, shall become due and payable immediately upon any termination of this Agreement. The loans to be made by the Revolving Credit Lender hereunder shall be solely for Funding Needs. The Revolving Credit Lender shall not make any advance under Section 6.11(b) unless the Shareholders shall have agreed in writing, such agreement not to be unreasonably withheld, that such loan is for Funding Needs. The guaranty by the Shareholders shall be terminated and have no force or effect whatsoever from and after the date on which the Closing occurs, notwithstanding any failure of the Company to pay amounts due under such loan or any requirement that the Revolving Credit Lender pay back any amounts received from the Company.

     (d) If the Revolving Credit Lender does not make any of the loans required by Section 6.11(b) in breach thereof, the Shareholders shall in addition to any other rights, have the right to terminate this Agreement in accordance with
Section 10.01(a)(vi).

     6.12. Closing Payments. At the Closing, the Shareholders shall make a capital contribution to the Company in an aggregate amount equal to (w) five million dollars ($5,000,000) to enable the Company to make the contribution to its defined benefit plan referred to in Sections 7.13 and 8.12 plus (x) the excess, if any, of (A) fifty million dollars ($50,000,000) over (B) the sum of
(y) the aggregate capital contributions made by the Shareholders pursuant to
Section 6.11(a) following the date of this Agreement, and (z) the aggregate amount borrowed by the Company under the Secured Loan Agreement in excess of fifty million dollars ($50,000,000). For the avoidance of doubt, none of the Shareholders shall have any obligation to make any payments under this Section
6.12 if the Closing does not occur.

     6.13. Termination of Funding. (a) Notwithstanding the provisions of Sections 6.10 and 6.11:

          (i) if on or prior to October 22, 2001 (w) the consent or waiver of the Taisil Lenders set forth in Section 7.12 has not been obtained and (x) Buyer and TPG shall not have irrevocably and unconditionally waived in a writing delivered to the Sellers the condition set forth in Section 7.12, or (ii) if on or prior to October 29, 2001, (y) the agreement described in
     Section 7.19 has not been obtained and (z) Buyer and TPG shall not have irrevocably and unconditionally waived in a writing delivered to the Sellers the condition set forth in Section 7.19; then the Sellers' Representative may upon written notice after the applicable date to TPG and the Buyer, terminate any further obligation under this Agreement to lend any money or make any capital contributions to the Company.

     (b) Notwithstanding the provisions of Sections 6.10 and 6.11, if (i)(x) the Company shall have had Revenue for the month of September, 2001 or October, 2001 in an amount less than that specified in Section 7.17, or (y) for any Backlog Measurement Period, the Company shall have Average Backlog in an amount less than the amount set forth in Section 7.17, (ii) the Sellers or the Company shall have provided Buyer and TPG with information, in the form agreed upon by Buyer and TPG, on the one hand, and the Sellers, on the other hand, showing that such Revenue or Average Backlog, as the case may be, failed to meet the levels prescribed by Section 7.17, and (iii) within three (3) business days after the receipt by Buyer and TPG of Backlog information in respect of the relevant Backlog Measurement Period and Revenue information in respect of the preceding calendar month (the last day of each such three (3) business day period being a "Notification Date"), Buyer and TPG shall not have irrevocably and unconditionally waived in a writing delivered to the Sellers the entire condition set forth in Section 7.17 (for the avoidance of doubt, the waiver will be for the entire condition, not only the portion of the condition relating to a particular date or time period) and all other financial conditions precedent to the consummation of the Company Restructuring. The Sellers' Representative may, upon written notice thereafter to TPG and the Buyer terminate any further obligation under this Agreement to lend any money or make any capital contributions to the Company.

     (c) Notwithstanding the provisions of Sections 6.10 and 6.11 if on any Notification Date Buyer and TPG shall not have either (i) delivered to Sellers an officer's certificate stating that as of such Notification Date nothing has come to their attention which renders the information known to them as of the date of this Agreement untrue, incorrect or incomplete in a material adverse respect or (ii) irrevocably and unconditionally waived in a writing delivered to the Sellers the condition contained in the last sentence of Section 7.11, then the Sellers may, upon written notice to TPG and the Buyer, terminate any further obligation under this Agreement to lend any money or make any capital contributions to the Company.

     (d) For the avoidance of doubt, the Sellers may deliver a written notice to TPG and Buyer under this Section 6.13 notwithstanding that the Sellers had no further obligation to lend any money or make any capital contributions to the Company, and such notice shall also be a funding termination notice for purposes of Section 10.01(a)(vii) and Section 6.14.

     6.14. Bankruptcy Filing, Etc. (a) Subject to Section 6.14(c), if the Company shall be the subject of a petition under the Bankruptcy Code prior to the termination of this Agreement (which in the case of an involuntary proceeding shall not be dismissed within sixty (60) days after the petition is filed), the Sellers shall pay Buyer the sum of five million dollars ($5,000,000). Notwithstanding anything herein to the contrary, the foregoing obligation shall not apply if either (a) the Revolving Credit Lender has not made any of the loans required by Section 6.11(b) in breach thereof or (b) the Sellers or the Sellers' Representative have delivered a funding termination notice in accordance with any of the provisions of Section 6.13. For the avoidance of doubt, if this Agreement is terminated (x) pursuant to the provisions of Section 10.01(a)(iv) or (y) pursuant to the provisions of Section 10.01(a)(viii) or (z) pursuant to the provisions of Section 10.01(a)(ix), the payment obligation set forth in the first sentence of this Section 6.14 shall not apply.

     (b) Subject to Section 6.14(c), if this Agreement is terminated by either Buyer or Sellers solely pursuant to clause (i) (and for the avoidance of doubt, not clause (ii)) of Section 10.01(a)(x), then Sellers shall pay Buyer the sum of five million dollars ($5,000,000).

     (c) Notwithstanding anything contained in this Section 6.14 to the contrary, in no event shall Sellers be required to pay to Buyer an amount in excess of five million dollars ($5,000,000) in the aggregate pursuant to this
Section 6.14.

     6.15. Section 203 Acknowledgement. The parties hereby acknowledge that until the Transaction, including, without limitation, the sale of the Shares, had been approved by the special committee of the Board of Directors of the Company, the parties had no "agreement, arrangement or understanding" within the meaning of Section 203 of the Delaware General Corporation Law with respect to such Transaction.

     6.16. Adequacy and Sufficiency of Collateral. The parties hereby acknowledge and agree that the adequacy or sufficiency of the collateral securing the Revolving Credit Facility shall not be a condition precedent to the Closing, to the Company Restructuring or to the funding pursuant to the Revolving Credit Facility of the first thirty million dollars ($30 million) to be borrowed thereunder.

     6.17. Post-Closing Revolving Credit Facility Loans. On and/or after the Closing, the Revolving Credit Lender shall unconditionally lend and advance to the Company pursuant to the terms of the Revolving Credit Facility, as and when requested by the Company, an aggregate amount equal to the excess, if any, of
(A) thirty million dollars ($30,000,000) over (B) the Buyer Pre-Closing Funded Amount; provided however that so long as the security interest described in
Section 6.19 hereof shall have been granted on or before the Closing Date, such unconditional obligation to lend shall terminate if on or after the Closing Date, the PBGC shall have instituted proceedings or threatened in writing to institute proceedings to terminate the Company Pension Plan or has taken other action that could reasonably result in a material liability to the Company under Sections 4062 through 4064 or 4067 through 4070 of ERISA. Such loan shall be advanced subject to no conditions whatsoever other than a written request by the Chief Executive Officer and the Chief Financial Officer of the Company stating that the borrowing is for the Company's Post-Closing Funding Needs. For the avoidance of doubt, except under the conditions described in the proviso of the first sentence of this Section 6.17, such loan shall be advanced notwithstanding
(a) there being a breach of any covenant or occurrence of any event of default under the Revolving Credit Agreement or (b) the Company or any subsidiary of the Company having commenced voluntary bankruptcy proceedings or (c) any conditions applicable to other borrowings under the Revolving Credit Facility not being satisfied. TPG and Buyer shall use reasonable efforts to cause the Company to have at least two members of the Board of Directors of the Company who is not affiliated or associated with TPG or Buyer or any of their Affiliates until the aforementioned thirty million dollars ($30 million) is fully borrowed by the Company. Buyer and TPG acknowledge that money damages would not be adequate for a breach of Section 6.17 or Section 6.18. Accordingly, in addition to any other rights and remedies available to Sellers, Sellers shall be entitled to specific performance of the obligations of TPG, Buyer and/or the Revolving Credit Lender under the provisions of this Section 6.17 and Section 6.18.

     6.18. Bankruptcy Filings Not Permitted. Unless and until the Revolving Credit Lender has advanced to the Company at least thirty million dollars ($30,000,000) pursuant to the terms of the Revolving Credit Facility, TPG and Buyer shall not, and shall cause each Revolving Credit Lender to not, (i) permit the Company to file a petition under the Bankruptcy Code, (ii) file a petition against the Company or any of its Subsidiaries under the Bankruptcy Code or
(iii) permit the Company to amend, modify, revoke or render ineffective the by-law amendment described in Section 8.13.

     6.19. PBGC. Promptly following the date of this Agreement, TPG shall propose to enter into an agreement with the PBGC whereby, among other things, in consideration for certain agreements on the part of the PBGC, including its agreement to forebear from taking actions with respect to the Company Pension Plan in connection with the transactions contemplated hereby, the Company will agree to secure the Company's obligations to the Company Pension Plan by a second lien and/or mortgage on the U.S. plant, property and equipment of the Company as of the date hereof in an initial amount of at least thirty million dollars ($30,000,000), on terms substantially as set forth in Annex II. Prior to the Closing, Buyer and TPG will negotiate in good faith with the PBGC with a view to executing such agreement in a form and in substance satisfactory to Buyer and the Company.

                                  ARTICLE VII

                        Conditions to Buyer's Obligations

     The obligations of Buyer hereunder are subject to the satisfaction, or waiver in writing by Buyer, on or prior to the Closing Date, of the following conditions:

     7.01. Accuracy of Representations and Warranties. The representations and warranties of each Seller set forth in Article III hereof and the representations and warranties of each Shareholder set forth in Article IV hereof shall be true and correct in all material respects on the date hereof and on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that for purposes of this Section 7.01 the $250,000 amount contained in Sections 3.05, 3.06, and 3.09 shall be deemed to be $1,000,000) and each Seller shall have delivered to TPG and Buyer a certificate to that effect, dated the Closing Date and signed by such Seller.

     7.02. Performance of Covenants. Each and all of the covenants and agreements of each Seller to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by such Seller, and each Seller shall have delivered to TPG and Buyer a certificate to that effect, dated the Closing Date, and signed by such Seller.

     7.03. Governmental Approvals. All provisions under the HSR Act and any other required governmental approvals shall have been complied with, and the respective waiting periods thereunder shall have expired or have been terminated.

     7.04. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the Transaction shall be in effect; provided, however, that each of TPG and Buyer shall have used its commercially reasonable efforts to prevent the entry of any such order, injunction or other restraint or prohibition against it and to appeal as promptly as possible any such order, injunction or other restraint or prohibition that may be entered against it.

     7.05. Notes, Etc. Each of the Noteholders shall have delivered to Buyer (a) the Notes held by such Noteholder evidencing the Loans set forth on Exhibit B hereto, opposite the name of such Noteholder and duly endorsed in blank, or accompanied by appropriate bond powers, in proper form for transfer, (b) an Assignment and Acceptance, executed by such Noteholder, for each Loan Agreement to which such Noteholder is a party, which Assignment and Acceptance shall be substantially in the form attached as Exhibit C to such Loan Agreement (an "Assignment and Acceptance"), (c) an assignment of any security agreement relating to the Notes to which such Noteholder is a party and (d) a copy of each Loan Agreement to which such Noteholder is a party. The Company shall have taken all such action as shall be necessary to effect the transfer of the Notes, the Loan Agreements and the related agreements, including without limitation, recording such transfer on its books if and to the extent Buyer shall specifically identify and request such action by the Company by written request to the Company and the Sellers at least ten (10) days prior to the Closing Date.

     7.06. Share Certificates. The Shareholders shall have delivered to Buyer certificates representing the Shares, duly endorsed in blank, or accompanied by appropriate stock powers, in proper form for transfer.

     7.07. Registration Rights. Each of the Shareholders shall have assigned to Buyer any and all contractual rights that it may have to require the Company to register all or a portion of its Shares with the Securities and Exchange Commission.

     7.08. Resignations As Agents. Each of the Noteholders shall have delivered to Buyer a resignation, dated the Closing Date, of such Noteholder under each of the Loan Agreements for which such Noteholder is acting as Agent which resignation shall be substantially in the form of Exhibit C hereto.

     7.09. Opinions of Counsel. Buyer shall have received (i) the opinions of Ulrich Huppe with respect to certain matters relating to E.ON AG and VEBA Zweite Verwaltungsgesellschaft mbH to the effect set forth in Exhibit D-1 and Exhibit D-2 attached hereto, (ii) the opinion of A. Paul Brandimarte with respect to certain matters relating to E.ON North America, Inc. to the effect set forth in Exhibit D-3 attached hereto, (iii) the opinion of Reed Smith LLP with respect to certain matters relating to FIDELIA Corporation to the effect set forth in Exhibit D-4 attached hereto, (iv) the opinion of Lee & Li with respect to certain matters relating to Taisil to the effect set forth in Exhibit E attached hereto, and (v) the opinion of Chadbourne & Parke LLP, with respect to certain other matters, to the effect set forth in Exhibit F attached hereto.

     7.10. Resignations. Buyer shall have received the resignations of the Designated Directors from the Board of Directors of the Company.

     7.11. Company Restructuring. Buyer and the Company shall have reached agreement upon the terms and provisions of, and executed and delivered a definitive agreement, in form and substance satisfactory to Buyer, with respect to an exchange by Buyer of the Loans for newly issued debt and equity securities of the Company with customary or otherwise reasonably appropriate representations and warranties, pre-closing conditions and financial covenants (which, in the case of representations and warranties, pre-closing conditions and financial covenants described in Annex I, shall be not stricter than as so described) (the "Company Restructuring"), and all conditions to the Company Restructuring shall have been materially satisfied or waived. The Revolving Credit Lender and the Company shall have entered into the Revolving Credit Facility and shall have executed and delivered all agreements and instruments related thereto, with terms consistent with those set forth in Annex I and
Section 6.17 and those set forth in Section 7.17. Nothing shall have come to the attention of TPG or Buyer which renders the information known to TPG and Buyer as of the date of this Agreement untrue, incorrect or incomplete in a material adverse respect.

     7.12. Taisil. The Taisil Lenders shall have furnished their consent or waiver, as applicable, in form and substance reasonably satisfactory to Buyer, with respect to the sale of the Shares pursuant to this Agreement.

     7.13. Company Pension Plan. The Company shall have contributed to the Company Pension Plan an amount equal to five million dollars ($5,000,000).

     7.14. Loan Agreement Release. The Company and each subsidiary of the Company which is a party to a Loan Agreement shall have executed a release of all unperformed obligations of the lender under each of the Loan Agreements substantially in the form of Exhibit G hereto. Prior to the Closing, the Company and its Subsidiaries shall have borrowed in full all amounts available to them under the Loan Agreements.

     7.15. General Release. The Company, the Sellers and the other parties set forth on Exhibit H hereto shall have entered into a General Release substantially in the form of Exhibit H hereto.

     7.16. Termination Agreement. The Company and the other parties set forth on
Exhibit I hereto shall have entered into a Termination Agreement substantially in the form of Exhibit I hereto.

     7.17. Financial Tests. The Company shall have (A) for the month of September, 2001 and October, 2001, Revenue of no less than $36,000,000 for each such month and (B) Average Backlog for each Backlog Measurement Period of no less than 28,000,000 square inches.

     7.18. Bankruptcy Authorization. On or prior to October 8, 2001, the Board of Directors of the Company shall have adopted an amendment to the Company's by-laws providing that any authorization for the filing of a petition under the Bankruptcy Code must be authorized by a vote of at least all but one of the members of the Company's Board of Directors then in office, including at least two such directors not affiliated or associated with E.ON AG or its Affiliates, and such amendment shall not have been modified, revoked or otherwise rendered ineffective.

     7.19. Japanese Loans. The lenders in respect of the indebtedness owing by the Company's Japanese subsidiary shall have agreed, on terms and otherwise in form and substance reasonably satisfactory to TPG and Buyer, to the deferral of at least $15,000,000 of debt amortization payments scheduled to be made in the period October 2001 through and including December 2002 to a time or times occurring after December 31, 2002.

     7.20. Minimum Funding. The Company shall have fulfilled all obligations existing at any time during the Pre-Closing Period under the minimum funding standards of Section 412 of the Code determined without regard to any waiver granted on or after the date of this Agreement, and the Company shall have delivered to TPG and the Buyer an officer's certificate to such effect.

                                  ARTICLE VIII

                       Conditions to Sellers' Obligations

     The obligations of Sellers hereunder are subject to the satisfaction, or waiver in writing by Sellers, on or prior to the Closing Date of the following conditions:

     8.01. Accuracy of Representations and Warranties. The representations and warranties of TPG and Buyer set forth in Article V hereof shall be true and correct in all material respects on the date hereof and on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and each of TPG and Buyer shall have delivered to each Seller a certificate to that effect, dated the Closing Date, and signed by a duly authorized officer of each of TPG and Buyer.

     8.02. Performance of Covenants. Each and all of the covenants and agreements of TPG and Buyer to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by each of TPG and Buyer, and each of TPG and Buyer shall have delivered to each Seller a certificate to that effect, dated the Closing Date, and signed by a duly authorized officer of each of TPG and Buyer.

     8.03. Governmental Approvals. All provisions under the HSR Act and any other required governmental approvals shall have been complied with, and the respective waiting periods thereunder shall have expired or have been terminated.

     8.04. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the Transaction shall be in effect; provided, however, that each Seller shall have used its commercially reasonable efforts to prevent the entry of any such order, injunction or other restraint or prohibition against it and to appeal as promptly as possible any such order, injunction or other restraint or prohibition that may be entered against it.

     8.05. Payment of Purchase Price. (a) Buyer shall have delivered to each Noteholder at the Closing pursuant to Section 2.01, and each Noteholder shall have received that portion of the Note Closing Payment payable to such Noteholder.

     (b) Buyer shall have delivered to each Shareholder at the Closing pursuant to Section 2.02, and each Shareholder shall have received, that portion of the Share Purchase Price payable to such Shareholder.

     8.06. Receipt of Assignment and Acceptances. Buyer shall have delivered to each Noteholder a counterpart original, executed by Buyer, of each Assignment and Acceptance delivered by such Noteholder pursuant to Section 7.05 hereof.

     8.07. Loan Agreement Release. The Company and each subsidiary of the Company which is a party to a Loan Agreement shall have executed a release, of all unperformed obligations of the lender under each of the Loan Agreements substantially in the form of Exhibit G hereto.

     8.08. General Release. The Company, the Sellers and the other parties set forth on Exhibit H hereto shall have entered into a General Release substantially in the form of Exhibit H hereto.

     8.09. Termination Agreement. The Company and the other parties set forth on
Exhibit I hereto shall have entered into a Termination Agreement substantially in the form of Exhibit I hereto.

     8.10. Opinion of Counsel. Sellers shall have received (i) the opinion of Morris, Nichols, Arsht & Tunnell, with respect to certain matters relating to TPG and Buyer to the effect set forth in Exhibit J, and (ii) the opinion of Cleary, Gottlieb, Steen & Hamilton, counsel for TPG and Buyer, to the effect set forth in Exhibit K attached hereto.

     8.11. Revolving Credit Facility. The Revolving Credit Lender and the Company shall have entered into the Revolving Credit Facility, with terms consistent with those set forth in Annex I and Section 6.17 and those set forth in Section 7.17.

     8.12. Company Pension Plan. (a) Any agreement entered into between Buyer and/or the Company, on the one hand, and the PBGC on the other hand, shall not require any obligation of any Seller beyond the obligation to provide a capital contribution equal to five million dollars ($5,000,000).

     (b) The Company shall have contributed to the Company Pension Plan an amount equal to five million dollars ($5,000,000).

     8.13. Bankruptcy Authorization. On or prior to the Closing Date, the Board of Directors of the Company shall have adopted an amendment to the Company's by-laws providing that any authorization for the filing of a petition under the Bankruptcy Code during the period commencing on the Closing Date through and including the date on which at least thirty million dollars ($30,000,000) has been loaned to the Company pursuant to the terms of the Revolving Credit Facility must be authorized by a vote of at least all but one of the members of the Company's Board of Directors then in office, including at least two such directors not affiliated or associated with Buyer, TPG, any Revolving Credit Lender, or any of their respective Affiliates, and such amendment shall not have been modified, revoked or otherwise rendered ineffective.

                                   ARTICLE IX

                              Additional Covenants

     9.01. Notice. Each party hereto shall promptly give notice to the other upon becoming aware of the occurrence or impending occurrence of any event which would cause or constitute a breach of any of the representations and warranties of such party contained in this Agreement (and such party shall take all reasonable action necessary to prevent or promptly remedy the same) or a failure to satisfy any of the conditions to such party's obligations to close hereunder.

     9.02. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction. In addition, TPG and Buyer agree to provide Sellers with reasonable access to the books and records of the Company and other relevant information, and to make employees available, in each case as may be reasonably necessary or helpful in order to assist any Seller in defending or asserting any claims or rights with respect to the period prior to the Closing.

                                   ARTICLE X

                            Termination of Agreement

     10.01. Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (i) by mutual written consent of Sellers and Buyer;

          (ii) by Sellers if any of the conditions set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived by Sellers;

          (iii) by Buyer if any of the conditions set forth in Article VII shall have become incapable of fulfillment and shall not have been waived by Buyer;

          (iv) by Buyer or Sellers, if the Closing does not occur on or prior to November 15, 2001 provided that such date shall be extended to November 30, 2001 if (a) the condition set forth in Section 7.03 shall not yet have been satisfied and (b) Buyer and TPG shall have delivered to Sellers on November 15, 2001 an officers' certificate of Buyer and TPG (i) stating in reasonable detail in which respects the condition contained in Section 7.03 has not been satisfied and (ii) confirming that all conditions precedent contained in Article VII (other than the condition contained in Section 7.03) either (x) have been satisfied as of such date (and those conditions shall be set forth in the certificate), (y) have been irrevocably and unconditionally waived (and those conditions shall be set forth in the certificate) or (z) are reasonably capable of being satisfied by November 30, 2001 (and those conditions shall be set forth in the certificate) and
     (iii) stating that to TPG's and Buyer's knowledge, the condition contained in Section 7.03 is reasonably capable of being satisfied by November 30, 2001;

          (v) by Buyer or Sellers within thirty (30) days of the date on which a voluntary or involuntary bankruptcy petition under the Bankruptcy Code is filed by or against the Company; or

          (vi) by Buyer or Sellers if the other party hereto breaches any of its covenants or agreements contained herein and such breach is not cured within 5 days of receipt of written notice of such breach (such notice to be given in accordance with Section 12.10);

          (vii) by Buyer or Sellers if Sellers or the Sellers' Representative delivers a funding termination notice pursuant to Section 6.13;

          (viii) by Buyer or Sellers on or prior to the fifth business day after October 29, 2001 if Buyer shall not have delivered to Sellers on or prior to October 29, 2001, an officers' certificate of TPG and Buyer confirming that (i) Buyer and the Company have reached agreement upon the terms and provisions of, and have executed and delivered, a definitive agreement, in form and substance satisfactory to Buyer, with respect to the Company Restructuring, and (ii) to TPG's and Buyer's knowledge, there are no conditions to the Company Restructuring contained in such definitive agreement that are not reasonably capable of being satisfied;

          (ix) by Buyer or Sellers at any time after October 29, 2001 if Development Bank of Japan or any of the other lenders in respect of the indebtedness owing by the Company's Japanese subsidiary shall at any time (whether before, on or after October 29, 2001) accelerate amounts due or accelerate required payments or maturity dates or take any other action whereby payments of principal are owing on a date prior to the regularly scheduled dates for payment of principal, and such acceleration shall be in effect and not have been withdrawn at the time notice of termination has been sent; or

          (x) by Buyer or Sellers (i) within five (5) business days of the date of receipt by Buyer or Sellers, as the case may be, of written notification that the PBGC has instituted proceedings to terminate the Company Pension Plan or (ii) within five business days of the date of receipt by Buyer or Sellers, as the case may be, of written notification that PBGC has threatened in writing to institute proceedings to terminate the Company Pension Plan or taken other action that could result in a material liability to the Company under Sections 4062 through 4064 or 4067 through 4070 of ERISA;

provided, however, that the party seeking termination (other than in a termination pursuant to clause (i)) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

     (b) In the event of termination by Sellers or Buyer pursuant to this
Section 10.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party.

     (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.01, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Sections 3.07 and 5.08, (ii) Section 12.08, (iii) Section 6.03, (iv) Section 6.05, (v) Section 6.14 and (vi) this Section 10.01. Nothing in this Section
10.01 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by the other party of its obligations under this Agreement.

                                   ARTICLE XI

                                 Indemnification

     11.01. Indemnification by Sellers. The Sellers, jointly and severally, will indemnify, defend, save and hold TPG, Buyer and their Affiliates (other than the MEMC Affiliate Group) and any of their directors, officers, employees or agents ("Buyer's Affiliates") harmless from and against any and all damages, liabilities, losses, penalties, expenses, assessments, judgments or deficiencies of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses, and other costs and expenses incident to any suit, action or proceeding) (together, "Losses") incurred or sustained by TPG, Buyer or any of Buyer's Affiliates which arise out of or result from (a) any breach of any representation and warranty given or made by a Seller herein or in any certificate delivered with respect thereto, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of a Seller under this Agreement. Any claim for indemnification hereunder for any breach or inaccuracy of a representation or warranty must be made by notice to the Sellers within the applicable time period specified in Section 12.01.

     11.02. Indemnification by TPG and Buyer. TPG and Buyer, jointly and severally, will indemnify, defend, save and hold Sellers and Sellers' Affiliates (including any director, officer, employee or agent of any of the foregoing) harmless from and against any and all Losses incurred or sustained by Sellers or any of Sellers' Affiliates (including any director, officer, employee or agent or other Affiliate of any of the foregoing) which arise out of or result from
(a) any breach of any representation and warranty given or made by TPG or Buyer herein or in any certificate delivered with respect thereto or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of TPG or Buyer under this Agreement. Any claim for indemnification hereunder for any breach of a representation or warranty must be made by notice to Buyer within the applicable time period specified in Section 12.01.

     11.03. Third-Party Claims. (a) Within 15 business days after service of notice of any claim or of process by any third person in any matter in respect of which indemnity may be sought from the other party pursuant to this Agreement (a "Third-Party Claim"), the party in receipt of the claim (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of the receipt thereof. Unless the Indemnifying Party shall notify the Indemnified Party that it elects to assume the defense of any such Third-Party Claim or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense and in no event later than 10 days following the aforesaid notice), the Indemnified Party shall assume the defense of any such Third-Party Claim or settlement thereof.

     (b) If the Indemnifying Party elects to assume the defense of any Third-Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     (c) Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party will have the right to participate fully in any such action or proceeding and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) the Indemnifying Party shall have agreed to the retention of such counsel for both the indemnifying and indemnified parties or (ii) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and which would not otherwise adversely affect the Indemnified Party. The Indemnified Party shall have the right to settle any Third-Party Claim the defense of which shall not have been assumed by the Indemnifying Party provided such settlement is reasonably acceptable to the Indemnifying Party. Buyer and each Seller acknowledge and agree that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article
XI. In furtherance of the foregoing Buyer and each Seller hereby waives to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other parties hereto, their Affiliates and their respective officers, directors, employees, stockholders, agents and representatives arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation, except pursuant to the indemnification provisions set forth in this Article XI.

     (d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, and the Indemnified Party shall have the sole and exclusive right to settle any such Third-Party Claim.

                                  ARTICLE XII

                                  Miscellaneous

     12.01. Survival. The representations, warranties and covenants set forth in this Agreement shall survive the Closing Date and shall remain in full force and effect until expiration of the applicable statute of limitations. All covenants, representations, warranties and agreements made by Sellers, on the one hand, and TPG and/or Buyer, on the other hand, shall be unaffected by any investigation made by TPG or Buyer or Sellers, respectively or by any knowledge obtained as a result thereof or otherwise.

     12.02. Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits attached hereto) and the Assignment and Acceptances constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, modified, released or discharged orally.

     12.03. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by TPG or Buyer without the prior written consent of each Seller or by any Seller without the prior written consent of TPG and Buyer; provided, however, that this Agreement may be assigned by Buyer to one or more Affiliates of Buyer, provided that (i) Buyer shall notify in writing each Seller in advance of any proposed assignment, (ii) after such assignment, TPG and Buyer shall continue to be bound by this Agreement, and Buyer shall continue to be bound by each Assignment and Acceptance executed by Buyer, and (iii) on or prior to the date of such assignment TPG and Buyer and the assignee shall execute all such documents as Sellers shall reasonably request.

     12.04. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12.05. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     12.06. Certain Tax Matters. (a) Sellers, TPG and Buyer shall cooperate with each other in connection with any Tax matter, including the preparation and filing of any Tax Return or the handling of any audit, contest or court proceeding, relating to Sellers' ownership or sale of the Shares or the Notes or any of the transactions contemplated hereby. Such cooperation shall include (but not be limited to) providing reasonable access to the books, records and employees of the Company in each case as may be reasonably necessary or helpful in order to reduce or minimize any Tax or to support a reporting position. Sellers, TPG and Buyer further agree for all Tax purposes to abide by and report all transactions contemplated hereunder consistent with this Agreement, including in connection with the filing of any Tax Return, any refund claim or in any litigation.

     (b) Transfer Taxes. Buyer shall pay all sales, use, transfer, stamp, conveyance, value added or similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, including any and all recording fees, notarial fees and other similar costs of closing incurred in connection with the sale, transfer or assignment of the Shares and/or the Notes or otherwise on account of this Agreement or the transactions contemplated hereby.

     12.07. Waiver; Requirement of Writing. This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the party hereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

     12.08. Expenses. Each of the parties hereto shall pay, without right of reimbursement from the other party or, except as provided in other agreements, from the Company, all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated.

     12.09. Sellers' Representative. (a) Each of the Sellers hereby irrevocably makes, constitutes, and appoints E.ON AG its representative, agent and true and lawful attorney in fact of and for each of the Sellers in connection with the Transaction Documents and the Transaction (the "Sellers' Representative"). Each of the Sellers hereby authorizes and empowers the Sellers' Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Sellers as each such Seller could do for himself, herself or itself, including with respect to the amendment of any provision of any Transaction Document (or any schedule thereto). Each of the Sellers authorizes and empowers the Sellers' Representative to receive all demands, notices or other communications directed to such Seller under any Transaction Document. Each of the Sellers authorizes and empowers the Sellers' Representative to (A) take any action (or to determine to refrain from taking any action) with respect thereto as the Sellers' Representative may deem appropriate as effectively as if such Seller could act for itself (including, without limitation, the settlement or compromise of any dispute or controversy), which action will be binding on all the Sellers and (B) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Seller had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to any Seller hereunder shall be deemed effective if given to Sellers' Representative.

     (b) Upon the resignation of the Sellers' Representative, or at any other time or from time to time, a successor may be appointed by the Sellers' Representative or the Sellers but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor Sellers' Representative is provided to Buyer.

     (c) To the extent requested by the Sellers' Representative, the Sellers shall indemnify the Sellers' Representative against any and all losses, liabilities or expenses incurred by it arising out of or in connection with acting as the Sellers' Representative under this Agreement and the other Transaction Documents, including the costs and expenses of enforcing this Agreement and defending the Sellers against any claim whether asserted by TPG and/or Buyer or any other person or liability in connection with the exercise or performance of any of its powers hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, bad faith or willful misconduct.

     12.10. TPG Representative. (a) Each entity comprising TPG hereby irrevocably makes, constitutes, and appoints Buyer its representative, agent and true and lawful attorney in fact of and for each of the entities comprising TPG in connection with the Transaction Documents and the Transaction (the "TPG Representative"). Each of the entities comprising TPG hereby authorizes and empowers the TPG Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the entities comprising TPG as each such entity could do for himself, herself or itself, including with respect to the amendment of any provision of any Transaction Document (or any schedule thereto). Each of the entities comprising TPG authorizes and empowers the TPG Representative to receive all demands, notices or other communications directed to such entity under any Transaction Document. Each of the entities comprising TPG authorizes and empowers the TPG Representative to (A) take any action (or to determine to refrain from taking any action) with respect thereto as the TPG Representative may deem appropriate as effectively as if such entity could act for itself (including, without limitation, the settlement or compromise of any dispute or controversy), which action will be binding on all the entities comprising TPG and (B) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such entity had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to any entity comprising TPG hereunder shall be deemed effective if given to the TPG Representative.

     (b) Upon the resignation of the TPG Representative, or at any other time or from time to time, a successor may be appointed by the TPG Representative or the entities comprising TPG but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor TPG Representative is provided to the Sellers' Representative.

     (c) To the extent requested by the TPG Representative, the entities comprising TPG shall indemnify the TPG Representative against any and all losses, liabilities or expenses incurred by it arising out of or in connection with acting as the TPG Representative under this Agreement and the other Transaction Documents, including the costs and expenses of enforcing this Agreement and defending the entities comprising TPG against any claim whether asserted by any of the Sellers or any other person or liability in connection with the exercise or performance of any of its powers hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, bad faith or willful misconduct.

     12.11. Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, addressed as set forth below, or sent by facsimile to the number set forth below with confirmation received and followed by a writing personally delivered or sent by certified or registered mail:

     (a)      If to TPG, the TPG Representative or Buyer:

              Texas Pacific Group
              301 Commerce Street, Suite 3300
              Fort Worth, TX  76102

              Attention:    Mr. James J. O'Brien
              Telecopy:     (817) 871-4010
              with a copy to:

              Cleary, Gottlieb, Steen & Hamilton
              One Liberty Plaza
              New York, NY  10006

              Attention:    Paul J. Shim, Esq.
              Telecopy:     (212) 225-3999

     (b)      If to the Shareholders:

              E.ON North America, Inc.
              405 Lexington Avenue
              New York, NY  10174

              Attention:    Mr. A. Paul Brandimarte, Jr.
             Telecopy:     (212) 557-5189

              VEBA Zweite Verwaltungsgesellschaft mbH
              E.ON - Platz 1
              D-40479  Dusseldorf
              Germany

              Attention:    Dr. Rolf Pohlig
              Telecopy:     011-49-211-45-79-963

              with copies to:

              E.ON AG
              E.ON - Platz 1
              D-40479  Dusseldorf
              Germany

              Attention:    Legal Department
              Telecopy:     011-49-211-45-79-963

              and

              Chadbourne & Parke LLP
              30 Rockefeller Plaza
              New York, NY  10112

              Attention:    Morton E. Grosz, Esq.
              Telecopy:     (212) 541-5369

     (c)      If to the Noteholders:

              E.ON AG
              E.ON - Platz 1
              D-40479  Dusseldorf
              Germany

              Attention:    Legal Department
              Telecopy:     011-49-211-45-79-963

              FIDELIA Corporation
              300 Delaware Avenue, Suite 545
              Wilmington, DE  19801

              Attention:    Mr. Joern A. Stuehmeier
              Telecopy:     (302) 427-5913

              E.ON North America, Inc.
              405 Lexington Avenue
              New York, NY  10174

              Attention:    Mr. A. Paul Brandimarte, Jr.
              Telecopy:     (212) 557-5189

              E.ON International Finance B.V.
              Strawinskylaan 3105, Atrium 7th Floor
              1000BL  Amsterdam
              Netherlands

              Attention:    Mr. Peter Pels
              Telecopy:     011-31-20-4420-319

              with a copy to:

              Chadbourne & Parke LLP
              30 Rockefeller Plaza
              New York, NY  10112

              Attention:    Morton E. Grosz, Esq.
              Telecopy:     (212) 541-5369

     (d)      If to the Sellers' Representative:

              E.ON AG
              E.ON - Platz 1
              D-40479  Dusseldorf
                           Germany

              Attention:    Legal Department
              Telecopy:     011-49-211-45-79-963

              with a copy to:

              Chadbourne & Parke LLP
              30 Rockefeller Plaza
              New York, NY  10112

              Attention:    Morton E. Grosz, Esq.
              Telecopy:     (212) 541-5369


or such other person or address or to such other facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so personally delivered, sent by facsimile or mailed.

     12.12. Governing Law. This Agreement will be construed and interpreted in accordance with and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     12.13. Public Announcements. None of the parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (i) in the case of TPG and/or Buyer, obtaining the prior approval of Sellers and (ii) in the case of any Seller, obtaining the prior approval of TPG and Buyer, except as may be required by law or regulations of securities exchanges. Approvals under this Section 12.12 shall not be unreasonably withheld.

     12.14. No Third-Party Beneficiaries. Except to the extent specifically set forth in Section 11.01 and Section 11.02, nothing in this Agreement is intended or will be construed as creating or giving the Company or any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     12.15. Construction; Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires,
(ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified, and (iv) the word "or," when used in expressions of condition or exclusion, shall not be exclusive.

     12.16. No Effect on the Company. Nothing contained in this Agreement shall be deemed to affect or restrict in any way any actions of the Company or its directors, and it is understood and agreed that no obligation is created by this Agreement to agree upon or consummate the Company Restructuring.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.


                                    E.ON AG

                                    By: /s/ Paul Brandimarte
                                       -----------------------------
                                       Name:  Paul Brandimarte
                                       Title: Attorney in Fact


                                    By: /s/ Joseph Supp
                                       -----------------------------
                                       Name:  Joseph Supp
                                       Title: Attorney in Fact

                                    VEBA ZWEITE VERWALTUNGSGESELLSCHAFT MBH

                                    By: /s/ Paul Brandimarte
                                       -----------------------------
                                       Name:  Paul Brandimarte
                                       Title: Attorney in Fact

                                    E.ON INTERNATIONAL FINANCE B.V.

                                    By: /s/ Paul Brandimarte
                                       -----------------------------
                                       Name:  Paul Brandimarte
                                       Title: Attorney in Fact

                                    By: /s/ Joseph Supp
                                       -----------------------------
                                       Name:  Joseph Supp
                                       Title: Attorney in Fact

                                    FIDELIA CORPORATION

                                    By: /s/ Joern A. Stuehmeier
                                       -----------------------------
                                       Name:  Joern A. Stuehmeier
                                       Title: President

                                    E.ON NORTH AMERICA, INC.

                                    By: /s/ Paul Brandimarte
                                       -----------------------------
                                       Name:  Paul Brandimarte
                                       Title: Vice President

                                    TPG PARTNERS III, L.P.

                                    By:   TPG GenPar III, L.P.
                                    By:   TPG Advisors III, Inc.

                                    By: /s/ Gene J. Frantz
                                       -----------------------------
                                       Name:  Gene J. Frantz
                                       Title: Vice President

                                    T(3)PARTNERS, L.P.

                                    By:   T(3)GenPar, L.P.
                                    By:   T(3)Advisors, Inc.

                                    By: /s/ Gene J. Frantz
                                       -----------------------------
                                       Name:  Gene J. Frantz
                                       Title: Vice President

                                    T(3)PARTNERS II, L.P.

                                    By:   T(3)GenPar II, L.P.
                                    By:   T(3)Advisors II, Inc.

                                    By: /s/ Gene J. Frantz
                                       -----------------------------
                                       Name:  Gene J. Frantz
                                       Title: Vice President

                                    TPG WAFER HOLDINGS LLC

                                    By: /s/ Gene J. Frantz
                                       -----------------------------
                                       Name:  Gene J. Frantz
                                       Title: Vice President